EXHIBIT 12


               Computation of Ratio of Earnings to Fixed Charges


                             CAMPBELL SOUP COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES




                                                          6 MONTHS
                                                            ENDED                     FISCAL YEAR ENDED
($ Millions)                                              --------  --------------------------------------------------------
EARNINGS                                                  1/27/02   07/29/01     07/30/00    08/01/99    08/02/98   08/03/97
--------                                                  -------   --------     --------    --------    --------   --------
Earnings before taxes                                         568        987        1,077       1,097       1,073        991
Interest expense                                              100        219          198         184         189        166
Amortization of debt issuance costs                             1          2            2           3           2          1
Interest portion of rent                                        9         20           21          22          19         18
Amortization of previously capitalized interest                 3          6            5           5           6          6
Minority interest                                               0          4            1           1           6          7
Undistributed earnings of affiliates                            0          0            0          (2)         (1)         0
                                                           ------     ------       ------      ------      ------     ------
EARNINGS                                                      681      1,238        1,304       1,310       1,294      1,189
                                                           ======     ======       ======      ======      ======     ======

FIXED CHARGES
Gross interest:
   Interest expense                                           100        219          198         184         189        166
   Capitalized interest                                         1          3            6           6           5         11
Amortization of debt issue costs                                1          2            2           3           2          1
Interest portion of rent                                        9         20           21          22          19         18
                                                           ------     ------       ------      ------      ------     ------
FIXED CHARGES                                                 111        244          227         215         215        196
                                                           ======     ======       ======      ======      ======     ======

RATIO OF EARNINGS TO FIXED                                    6.1        5.1          5.7         6.1         6.0        6.1
CHARGES                                                    ======     ======       ======      ======      ======     ======


The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings include earnings from continuing operations before equity in earnings of affiliates and minority interests, amortization of capitalized interest, taxes on earnings and fixed charges (excluding capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. In the first six months of fiscal year 2002 and in fiscal years 2001, 1999, 1998 and 1997, we recorded restructuring charges of $1 million, $10 million, $36 million, $262 million and $204 million, respectively. Excluding the effect of such charges, the ratio of earnings to fixed charges would have been 6.1 in the first six months of 2002,
5.1 in 2001, 6.3 in 1999, 7.2 in 1998 and 7.1 in 1997.